Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 2
DATED AUGUST 16, 2006
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1 thereto dated August 9, 2006.  This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement #1 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement #1.

This prospectus supplement includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on August 16, 2006.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 11, 2006

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)	Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA  92630

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 8.01.  Other Events.

See press release, dated August 16, 2006, attached hereto as Exhibit 99.1 relating to the receipt by Liquidmetal Technologies, Inc. of a grand jury subpoena from the U.S. Attorney’s office in the Middle District of Florida.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Ricardo A. Salas
Ricardo A. Salas
President, and Chief Executive Officer

Date:  August 16, 2006

2

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 16, 2006, relating to receipt of grand jury subpoena.

3

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Receives

Document Subpoena from U.S. Attorney’s Office

LAKE FOREST, Ca. August 16, 2006-Liquidmetal Technologies, Inc. (OTCBB: LQMT) announced today that it has received a federal grand jury subpoena for the production of certain documents relating to the period January 1, 1999 through the present.  The documents being sought include accounting records, documents relating to the Company’s relationship with Growell Metal of Korea, and documents and records relating to transactions in Company stock by officers and directors.  The Company has been advised that the materials sought are pertinent to a grand jury investigation recently initiated in the Middle District of Florida by the U.S. Department of Justice, Criminal Division, Fraud Section concerning alleged accounting improprieties by the Company, among other things.  The Company believes the subject matter of the investigation is largely similar to the subject matter of the previously disclosed consolidated securities class action and shareholder derivative actions that the Company reached agreements in principle to settle in April 2006.  The Company will fully cooperate with the authorities in connection with this subpoena and investigation.

About Liquidmetal Technologies, Inc.

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys.  Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys.  Bulk Liquidmetal®  alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs.  Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties include: unforeseen events that could further delay completion of the company’s ongoing audit process; pending litigation against the company and its potential outcome; our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.